SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
RAE SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

RAE SYSTEMS INC.
SECOND SUPPLEMENT TO PROXY STATEMENT
FOR THE
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 7, 2011
To the Holders of Common Stock of RAE Systems Inc.:
RAE Systems Inc. (the “Company”) provides the following information to supplement and amend its Proxy Statement, dated March 9, 2011, (the “Proxy Statement”), furnished to stockholders in connection with the solicitation of proxies for use at the Special Meeting of Stockholders to be held on April 7, 2011, as previously supplemented by the proxy statement supplement dated March 16, 2011 (the “First Supplement”) filed with the Securities and Exchange Commission. This Second Supplement should be read in conjunction with the Proxy Statement and the First Supplement.
Update to “Background of the Merger” Section of Proxy Statement
The section entitled “Special Factors — Background of the Merger” beginning on page 12 of the Proxy Statement, together with the First Supplement, describes the background of the merger up to March 16, 2011, the date of the First Supplement. The discussion below supplements that disclosure to describe certain events following that date.
The Special Committee met on March 19, 2011, together with representatives of Fenwick & West, Morris Nichols and UBS to further discuss the March 10 Battery Ventures proposal described in the First Supplement and possible responses to that proposal. Representatives of Fenwick & West described the fiduciary duties of the members of the Special Committee with regards to this new proposal and possible responses. The Special Committee then discussed, with input from representatives of Fenwick & West, Morris Nichols and UBS, a possible alternative structure that might be employed in a transaction with Battery Ventures that might involve less uncertainty under Delaware law. This alternative structure involved a proposed issuance to Battery Ventures of an option to acquire 19.9% of our common stock concurrently with execution of a merger agreement. RAE Systems would be entitled, upon any termination of the merger agreement, to repurchase the shares issued on exercise of this option, and Battery Ventures would similarly be entitled to resell the shares to us on any such termination. The Committee and the representatives of Fenwick & West and Morris Nichols considered whether such a structure would involve less uncertainty under Delaware law than the preferred stock structure proposed by Battery Ventures, and discussed the possible terms of this structure, including the manner in which the shares of common stock proposed to be sold to Battery Ventures would be voted. Following discussion, and after consultation with representatives of Fenwick & West and UBS, the Special Committee noted that this proposal would still involve uncertainty under Delaware law, but that the level of uncertainty could be less than that presented by the Battery Ventures proposal. Accordingly, the Special Committee directed the representatives of Fenwick & West and UBS to discuss this structure with Battery Ventures. In addition, the Special Committee directed the representatives of Fenwick & West and UBS to seek to increase the price proposed by Battery Ventures. Following this meeting, on March 19, 2011, a representative of Fenwick & West spoke with a representative of Cooley and conveyed the Special Committee’s concern with the structure proposed by Battery Ventures, discussed this alternative structure, and indicated that an increase in the proposed per share price would assist in overcoming the risk that the Special Committee perceived even with this alternative structure. On March 20, 2011, a representative of UBS and a representative of Fenwick & West spoke with a representative of Battery Ventures and a representative of Cooley and further discussed these matters, including the request for an increase in the price per share. In addition, these parties discussed the manner in which the shares of common stock proposed to be sold to Battery Ventures would be voted.

Following these discussions, representatives of Battery Ventures and Cooley continued with their due diligence review of the matters described in the March 10, 2011 letter described above.
Neither our Special Committee nor our board of directors has approved, adopted or recommended an acquisition proposal from Battery Ventures and the other private equity firm or declared it superior to the Merger Agreement and the merger. Moreover, our Special Committee and board of directors have not withdrawn, qualified, or modified in any respect their recommendation that our stockholders adopt the Merger Agreement.
Except as amended by this Second Supplement and the First Supplement, all information set forth in the Proxy Statement remains unchanged. Please also note that this Supplement does not change the proposals to be acted upon at the Special Meeting, which are described in the Proxy Statement. The Special Meeting is scheduled to take place at the offices of Fenwick & West, at 801 California Street, Mountain View, California 94041, at 10:00 a.m., local time, on April 7, 2011.